CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 7, 2021, relating to the financial statements of Barkbox Inc. and its subsidiaries, appearing in the Current Report on Form 8-K of The Original Bark Company dated June 7, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York

August 6, 2021